Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-259092) and Form S-8 (No. 333-252632 and No. 333-262154 ) of Sphere 3D Corp.(the “Company”) of our report dated March 30, 2022, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty), appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Smythe LLP
Chartered Professional Accountants
Vancouver, Canada
March 30, 2022